Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Third Quarter Net Earnings of
$0.65 Per Class A Share and $0.69 Per Class B Share
on a 33.0% Increase in Revenue to a Record $101.2 Million

JERSEY CITY, New Jersey, October 30, 2013 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the third quarter and first nine months of 2013.

Third Quarter 2013 Highlights
•	Net sales increased 33.0% to a record $101.2 million versus $76.1 million last year.
•	TRP Connector ("TRP") contributed third quarter sales of $25.6 million.
•	Net earnings were $0.65 per Class A share and $0.69 per Class B share versus $0.20 per Class A share and $0.21 per Class B share last year.
•	Income from operations increased to $8.3 million versus $880,000 last year.

CEO Comments
Daniel Bernstein, Bel's President and CEO, said, "The positive impact of our business plan is now becoming evident in Bel's financial performance.  Third quarter sales increased to a new record, driven primarily by sales at TRP.  Operating income increased to $8.3 million from $880,000 for last year's third quarter, and net income increased to $7.8 million compared to $2.5 million.
"These improvements in Bel's operating performance confirm the success of our strategy. While remaining intensely focused on reducing overhead expenses, we have added significantly to sales and profits through acquisitions this past year.  Bel continues to seek acquisition opportunities that can contribute to sales growth and enhance profitability.
"We have completed our transition services agreement with TE Connectivity, so there will be no further costs associated with that agreement going forward.  Bel is now implementing best practices between TRP and our manufacturing, an ongoing effort that we believe will contribute to further operating efficiencies and cost savings.
"The relocation of Cinch Connectors into our new Texas facility, which was essentially completed during the second quarter, is having the positive results we anticipated.  On August 20, 2013, we completed the acquisition of privately-held Array Connector Corporation, a manufacturer of aerospace and mil-spec connector products which had revenue of approximately $10 million for the year ended December 31, 2012.  While we expect this acquisition to be neutral to Bel's earnings for the balance of this year, and accretive beginning in 2014, we already have found ways to use certain Array components in our Cinch products.  In addition, we have integrated the Cinch and Array sales forces to improve coverage in North America.  We also are pleased by the continued strong performance of Fibreco, which we acquired last year to support the growth of our connector division.

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Bel Reports Third Quarter Net Earnings of $0.65 Per Class A Share and $0.69 Per Class B Share
October 30, 2013
Page Two

"Also encouraging is that previously contracted price increases on Bel's standard product lines are now taking effect, with all of these adjustments scheduled to be in place by the fourth quarter.  This is especially important in view of the rise in labor costs in China and continued strengthening of the Chinese Yuan."

Third Quarter Results
For the three months ended September 30, 2013, net sales increased to $101,164,000 compared to $76,059,000 for the third quarter of 2012, as the addition of recently acquired businesses and higher sales of magnetics products more than offset a $473,000 decrease in modular product sales.  Cost of sales decreased to 79.8% of sales for the third quarter of 2013, compared to 83.5% of sales for the third quarter of 2012.
Operating income for the third quarter of 2013 increased to $8,328,000, compared to operating income for the third quarter of 2012 of $880,000.  Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income for the third quarter of 2013 was $7,834,000, compared to non-GAAP operating income of $3,737,000 for the third quarter of 2012.
Net earnings for the third quarter of 2013 were $7,836,000, compared to net earnings for the third quarter of 2012 of $2,491,000.  Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the third quarter of 2013 were $6,976,000, compared to non-GAAP net earnings of $3,182,000 for the third quarter of 2012.
Net earnings per diluted Class A common share for the third quarter of 2013 were $0.65, compared to net earnings per diluted Class A common share of $0.20 for the third quarter of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $0.58 for the third quarter of 2013, compared to non-GAAP net earnings per diluted Class A common share of $0.25 for the third quarter of 2012.
Net earnings per diluted Class B common share were $0.69 for the third quarter of 2013, compared to net earnings per diluted Class B common share of $0.21 for the third quarter of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.62 for the third quarter of 2013, compared to non-GAAP net earnings per diluted Class B common share of $0.27 for the third quarter of 2012.

Nine Months Results
For the nine months ended September 30, 2013, net sales increased to $258,173,000, compared to $214,842,000 for the first nine months of 2012. Net earnings for this year's first nine months were $9,689,000, compared to net earnings of $4,804,000 for the first nine months of 2012.
Net earnings per diluted Class A common share for the first nine months of 2013 were $0.80, compared to $0.37 for the same period of 2012.  Adjusted to exclude various amounts detailed in the reconciliation table included in this release, non-GAAP net earnings per diluted Class A common share were $0.84 for the first nine months of 2013, compared to $0.48 a year earlier.
Net earnings per diluted Class B common share for the first nine months of 2013 were $0.86, compared to $0.41 for the same period of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.90 for the first nine months of 2013, compared to $0.53 a year earlier.

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Bel Reports Third Quarter Net Earnings of $0.65 Per Class A Share and $0.69 Per Class B Share
October 30, 2013
Page Three

Balance Sheet Data
As of September 30, 2013, Bel had working capital of $129,817,000, including cash, cash equivalents and marketable securities of $46,923,000, a current ratio of 2.6-to-1, total long-term obligations of $13,445,000, and stockholders' equity of $221,341,000.  In comparison, at December 31, 2012, Bel reported working capital of $144,530,000, including cash, cash equivalents and marketable securities of $71,264,000, a current ratio of 4.1-to-1, total long-term obligations of $13,833,000, and stockholders' equity of $215,362,000.  The payment of cash to TE Connectivity for the acquisition of TRP contributed to the decrease in cash, cash equivalents and marketable securities during the first nine months of 2013.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate dial (720) 545-0088, conference ID #76509191.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #76509191, after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding further operating efficiencies and cost savings to be derived from the TRP acquisition, the accretive nature of the Array Connector Corporation acquisition and the timing of when that acquisition will become accretive to earnings, and the implementation of price increases, are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)
#490x

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012 *	2013	2012 *

	(unaudited)		(unaudited)

Net sales	$101,164	$76,059	$258,173	$214,842

Costs and expenses:
Cost of sales	80,730	63,472	212,699	179,690
Selling, general and administrative	12,106	9,929	34,657	28,350
Restructuring charges	--	1,778	1,387	2,160

Total costs and expenses	92,836	75,179	248,743	210,200

Income from operations	8,328	880	9,430	4,642
Interest expense	(67)	--	(75)	--
Impairment of investment	--	(297)	--	(775)
Gain on sale of investment	98	--	98	--
Interest income and other, net	82	63	189	216

Earnings before provision (benefit) for income taxes	8,441	646	9,642	4,083

Provision (benefit) for income taxes	605	(1,845)	(47)	(721)

Net earnings	$7,836	$2,491	$9,689	$4,804

Earnings per Class A common share - basic and diluted	$0.65	$0.20	$0.80	$0.37

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175	2,175	2,175

Earnings per Class B common share - basic and diluted	$0.69	$0.21	$0.86	$0.41

Weighted average Class B common shares outstanding
- basic and diluted	9,229	9,697	9,221	9,669

* Prior period amounts have been restated to reflect immaterial adjustments previously reported during the measurement period related to the 2012 acquisitions as if all such adjustments had been recognized on the dates of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2013	2012	LIABILITIES & EQUITY	2013	2012
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$213,537	$190,918	Short-term borrowing	$12,532	$205
Property, plant &
equipment, net	40,338	35,002	Other current liabilities	71,188	46,183
Goodwill and intangibles	50,031	35,750	Noncurrent liabilities	13,445	13,833
Other assets	14,600	13,913	Stockholders' equity	221,341	215,362

Total Assets	$318,506	$275,583	Total Liabilities & Equity	$318,506	$275,583

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended September 30, 2013				Nine Months Ended September 30, 2013
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$8,328	$7,836	$0.65	$0.69	$9,430	$9,689	$0.80	$0.86
Restructuring charges, severance
and reorganization costs	50	38	--	--	1,686	1,167	0.10	0.10
Storm insurance recovery, net of costs	(689)	(427)	(0.04)	(0.04)	(689)	(427)	(0.04)	(0.04)
Acquisitions and other related costs	145	119	0.01	0.01	719	629	0.05	0.06
Gain on sale of investment
securities, net of income tax	--	(61)	(0.01)	(0.01)	--	(61)	(0.01)	(0.01)
Restoration of expired prior year R&D credit	--	--	--	--	--	(385)	(0.03)	(0.03)
Expiration of tax statutes of limitations, net	--	(529)	(0.04)	(0.05)	--	(529)	(0.04)	(0.05)

Non-GAAP measures(1)	$7,834	$6,976	$0.58	$0.62	$11,146	$10,083	$0.84	$0.90

	Three Months Ended September 30, 2012				Nine Months Ended September 30, 2012
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$880	$2,491	$0.20	$0.21	$4,642	$4,804	$0.37	$0.41
Restructuring charges,
severance and reorganization costs	2,200	1,568	0.13	0.13	2,694	1,896	0.15	0.16
Acquisition and other related costs	657	407	0.03	0.03	758	470	0.04	0.04
Impairment of Pulse shares, net of income tax	--	185	0.01	0.02	--	481	0.04	0.04
Expiration of tax statutes of limitations, net	--	(1,469)	(0.12)	(0.12)	--	(1,469)	(0.12)	(0.13)

Non-GAAP measures(1)	$3,737	$3,182	$0.25	$0.27	$8,094	$6,182	$0.48	$0.53

(1)      The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as charges for restructuring, severance, and reorganization; costs and insurance recoveries related to Hurricane Sandy; acquisition-related costs; gains and losses related to investment securities; and fluctuations in tax-related reserves such as the liability for uncertain tax positions facilitates comparison of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)      Net of income tax at effective rate in the applicable tax jurisdiction.

(3)      Individual amounts of earnings per share may not agree to the total due to rounding.